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                                                                   EXHIBIT 10.14


                                  WEST GEORGIA
                                  NATIONAL BANK


                                 August 31, 2000

H.B. Lipham, III
114 Maple Valley Drive
Villa Rica, GA 30180

         RE: WEST GEORGIA NATIONAL BANK ("WGNB") EMPLOYMENT OF H.B. LIPHAM, III ("EMPLOYEE")

Dear Mr. Lipham:

         The purpose of this letter is to set forth the new terms upon which WGNB agrees to employ you and under which you agree to be employed at WGNB.

         SERVICES. The services you will now perform for WGNB are as follows:
Senior Vice President - Villa Rica City Executive as described in the attached Job Description (Exhibit "A"). Of course, your responsibilities may change from time to time based on determinations made by the Board of Directors or more senior officers. At this time, you will report to H James Crowe, the Executive Vice President.

         TERM. This Agreement is for a term of two (2) years and may be extended for one additional year if neither party gives notice of termination more than ninety (90) days before the expiration of the initial term.

         COMPENSATION AND BENEFITS. You will be compensated in exchange for your services and the other agreements made in this letter. From the time you agree to the terms of this letter until such time that this letter is amended or such time that your employment is terminated, WGNB will pay you for your services at a rate of $88,400.00 annually. Your compensation will be reviewed during your annual performance review, and may be increased based on a number of factors within the discretion of WGNB, including your performance and WGNB's performance. You will be reimbursed for all reasonable expenses incurred in the course of business. Because WGNB will have the sole right to determine what is reasonable, we recommend that before incurring expenses, you consult with Mr. Crowe or whomever you report to at the time the expense may be incurred. You are also eligible to receive the benefits WGNB offers to employees of your level. In addition, so long as you are employed by WGNB, we will reimburse your dues for a membership at the Chapel Hill Golf Club and provide you with a company vehicle. You are also eligible to receive compensation as set forth in the Executive Compensation Plan and the Bonus and Stock Option Plan. You may also be permitted to
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participate in other plans at the discretion of the Board of Directors or a committee thereof.

         PROPRIETARY AND TRADE SECRET INFORMATION. You also acknowledge and agree that during the term of this Agreement, you will have access to trade secrets and other confidential information peculiar to WGNB's business, the disclosure or use of which would injure WGNB's business. Therefore, you agree that you will not at any time during or for two (2) years after the term of this Agreement, use, reveal, or divulge any trade secrets. In addition, you agree that during the term of this Agreement and for a period of three (3) years thereafter, you will not use, reveal, or divulge any confidential information. However, you shall not be required to keep confidential any trade secrets or confidential information that is or becomes publicly available, is independently developed by you outside of the scope of this Agreement, or is rightfully obtained from third parties.

         COMPETITION. You acknowledge that as Senior Vice President - Villa Rica City Executive, you shall be engaged in certain activities for WGNB as described in the attached Job Description (Exhibit "A"). You also acknowledge that you are performing these activities for WGNB as set out in Exhibit "B" (the "Territory"). You agree that during your employment with WGNB, and for a period of twenty-four (24) months thereafter, you shall not in any manner, directly or indirectly, render services in the capacity of an officer, supervisor or manager (including supervisory or managerial services performed as an advisor, consultant or independent contractor), or render services substantially similar to services rendered by you to WGNB in the specific area of WGNB's business in which you are involved in the Territory.

         SOLICITATION OF CUSTOMERS. You also agree that during the term of your employment and for a period of twenty-four (24) months thereafter, you will not, within the Territory, directly or indirectly, on your own behalf or on behalf of or in conjunction with any person or legal entity other than WGNB, actively solicit the business or patronage of any of the clients, customers or accounts of WGNB served by you during the term of this Agreement for the purpose of construction lending.

         FORM OF RELIEF FOR CERTAIN BREACHES. In the event of your actual or threatened breach of the preceding two paragraphs, WGNB, in addition to all other rights, shall be entitled to an injunction restraining Employee therefrom. Nothing herein shall be construed as prohibiting WGNB from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages from Employee. This provision shall remain in full force and effect in the event Employee should claim that WGNB violated any of the terms of this Agreement.

         IMPACT OF TERMINATION CAUSES UPON COMPETITION AND SOLICITATION. Your employment may terminate in one of two fashions: either you terminate your employment, or WGNB terminates your employment.


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         If you terminate your employment with WGNB for any reason, the provisions of the sections regarding Competition and Solicitation of Customers shall have full force and effect.

         WGNB may terminate your employment in one of two fashions: either with cause, or without cause. A termination "with cause" under this section of this letter agreement (as opposed to the next section which has a broader definition) occurs when two conditions are satisfied. First, there must be a "change in control." (A "Change of control" means any transaction or series of related transactions, which result in (1) transfer of more than 50% of the common stock of WGNB Corp., excluding mergers or consolidations; (2) sale of all or substantially all of WGNB Corp.'s assets, or (3) any merger or consolidation with another company where the surviving entity is directly controlled by persons other than shareholders of WGNB Corp.) Second, after a change in control and at any time before your last date of employment with WGNB, you decline to serve WGNB in another position or function at any location within the company without a reduction in salary.

         If WGNB terminates you without cause, then the provisions of the sections regarding Competition and Solicitation of Customers shall have no force and effect. If WGNB terminates you with cause as defined in this Section, those provisions shall have full force and effect. Any termination that is not with cause is without cause.

         IMPACT OF TERMINATION CAUSE UPON SEVERANCE COMPENSATION. This Section applies only to termination of your employment by WGNB, as opposed to your own termination of your employment. WGNB may terminate your employment in one of two fashions: either with cause, or without cause. For the purposes of this Section, termination with cause includes the definition in the preceding Section, and also includes any other instance in which a similarly situated employer would terminate employment, including but not limited to theft, dishonesty, nonperformance and violation of policy. If you are terminated without cause you shall receive upon such termination a lump-sum payment equal to twenty-four (24) month's salary plus accrued vacation. If you are terminated with cause you will receive no such lump sum.

         MISCELLANEOUS. This letter constitutes the entire agreement between the parties and supersedes any prior understanding or agreement among them respecting the subject matter hereof. There are no representations, arrangements, understandings or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein. No waiver of any provision hereof will be valid or binding on the parties hereto, and no waiver on one occasion shall be deemed to be a waiver of the same or any other provision hereof in the future. Should any part of this Agreement, for any reason, be declared invalid by an arbitrator or a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion, and such remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion eliminated; provided, that in the event of declaration of invalidity, the provision declared invalid shall not be invalidated in its entirety, but shall be observed and performed by the parties to the extent such


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provision is valid and enforceable. This Agreement may only be amended in writing, signed by all of the parties. This Agreement may be assigned by WGNB to any parent, subsidiary or successor-in-interest without consent of Employee. This Agreement shall be governed by the laws of the State of Georgia, and all disputes arising out of or relating to this Agreement shall be litigated in Federal Court in the State of Georgia or State Court in Carroll County, State of Georgia. The parties to this Agreement consent to jurisdiction and venue in those courts.

         If you agree with the terms of this letter, please signify by signing below.

                                         Sincerely,

                                         West Georgia National Bank



                                         By: /s/ L. Leighton Alston
                                             ----------------------------------
                                             L. LEIGHTON ALSTON
                                         Its: CHIEF EXECUTIVE OFFICER

         Agreed to and accepted, this 31st day of August, 2000.



                                             /s/ H. B. Lipham, III
                                         --------------------------------------
                                         H.B. Lipham, III


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                                                                     EXHIBIT "A"


                           WEST GEORGIA NATIONAL BANK
                                 JOB DESCRIPTION
                                    MAY, 2000

                 JOB TITLE: SENIOR VICE PRESIDENT/CITY EXECUTIVE
--------------------------------------------------------------------------------
JOB CODE:
DEPARTMENT:   BRANCH ADMINISTRATION
REPORTS TO:   EXECUTIVE VICE PRESIDENT - CHIEF OPERATING OFFICER

APPROVED BY:                                               DATE:
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SUMMARY:
Has overall responsibility for the administration of banking offices located within a defined region. This position requires experience and knowledge of all types of lending and retail banking functions. Leads arid supervises subordinate managers, lenders and support officers in maintaining consistent growth with proper expense controls. Ensures that an exceptional sales and service atmosphere is constant and delivered to all customers. Serves as a member of the bank's senior management team and participates significantly in developing overall policies, programs, objectives and goals for the bank.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned. Has the responsibility for:

Maintaining a positive work environment that will be profitable and meet the needs of customers through conferring with senior management and subordinate officers on a regular basis in order to plan business objectives and coordinate functions between intra-office and inter-office departments.

Establishing a written strategic business, plan to be followed in order to attain objectives. Reviewing activity reports and financial statements to determine progress and status in attaining objectives. Revising objectives and plans in accordance with current conditions.

Keeping the senior management group informed concerning major developments and consults with same regarding major decisions affecting the office/region.

Representing the bank and providing leadership in key community activities, including business, charitable, civic and social organizations to maintain proper citizen stature for the bank.

Leading and directing regular business development calls to solicit new business or improve services to existing clients.
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Evaluating performance of officers for compliance with established policies, procedures and objectives of the bank. Exercising usual authority of an executive officer concerning staffing, performance appraisals, promotions, salary recommendations and terminations.

Providing advice and guidance to officers engaged in loan activities and approval within policy authorities. At times of heavy business, assisting lending staff with reviewing and/or taking loan applications, analyzing credit risks and preparing loan requests over lending authority for presentation to the Executive Loan Committee with recommendation. Ensuring all staff maintains proper documentation and processing procedures. Oversees the collection process on delinquent/problem credits. Consulting with other loan officers bankwide on larger and more complex credits.

Working closely with subordinate officers, keeping them informed of changes in policies and procedures, while ensuring that they and their staff are well-trained in relevant functions required to effectively perform their jobs. Encouraging the growth and professional development of all officers and employees.

Providing detailed information for preparing the department budget including projected loan & deposit volume, rate of return and expenditures.

SUPERVISORY RESPONSIBILITIES:
Manages subordinate officers and/or supervisors in the lending and retail functions in the region. Is responsible for the overall direction, coordination, and evaluation of these areas. Also, may directly supervise non-supervisory employees.

Carries out supervisory responsibilities in accordance with the organization's policies and applicable laws. Responsibilities include interviewing, hiring and training employees; planning, assigning and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

CRA REQUIREMENT:
All personnel are expected to understand the bank's obligations under the Community Reinvestment Act and how to fulfill them. All employees shall cooperate with and support the bank's CRA program. Staff will be held accountable for any lack of cooperation that weakens the bank's CRA performance, as reflected in internal audits, agency examinations and/or community protests.

PRODUCT KNOWLEDGE REQUIREMENTS:
It is the responsibility of all personnel to know and understand the bank's products and services that are provided and give information to customers when requested to do so.

QUALIFICATION REQUIREMENTS:
To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill and /or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.


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         EDUCATION AND/OR EXPERIENCE:
         A technical level of knowledge normally acquired through completion of a master's level program in business administration, finance or related area or a progressive experience with a financial organization and continuing education. Five to ten years of experience in both commercial and consumer lending as well as branch management.

         LANGUAGE SKILLS:
         Ability to read, analyze and interpret common technical journals, financial reports and legal documents. Ability to respond to common inquiries or complaints from customers, regulatory agencies or members of the community. A high level of interpersonal skills to effectively communicate policies, procedures, staff objectives and information to top management, public groups and/or boards of directors.

         ANALYTICAL SKILLS:
         A high level of analytical, mathematical and reasoning skills to assess and evaluate the operation of subordinate areas of responsibility, participate in the establishing of bank-wide goals and draft useful reports. Ability to solve practical problems and deal with a variety of concrete variables in situations where only limited standardization exists. Ability to interpret a variety of instructions furnished in written, oral, diagram, or schedule form.

CERTIFICATES, LICENSES, REGISTRATIONS:
Preferred Graduate of LSU Graduate School of Banking of the South, Georgia Banking School or equivalent.

OTHER SKILLS AND ABILITIES:
Possesses personal characteristics of intelligence, common sense, inquisitiveness, listening skills, decisiveness, results orientation, self-motivation, high confidence level, good time management, attention to detail, ease in dealing with numbers, negotiation skills, maturity, integrity, adaptability, sense of humor and excellent interpersonal skills. Ability to operate P.C. equipment and related software.

PHYSICAL DEMANDS:
The demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

While performing the duties of this job, the employee is regularly required to stand; walk; sit; use hands to handle or feel objects, or controls; and talk or hear. The employee may be occasionally required to stoop, kneel, crouch or crawl during property appraisals.

The employee must occasionally lift and/or move up to 15 pounds. Specific vision abilities required by this job include close vision, distance vision, peripheral vision and the ability to adjust focus.


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WORK ENVIRONMENT:
The work environment characteristics described here are representative of those an employee encounters while performing the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

While performing the duties of this job, the employee occasionally works in outside weather conditions when performing property inspections, business development calls and supervisory visits to other locations.

The noise level in the work environment is usually quiet.

Exposure to potentially hazardous conditions, (i.e. robbery). Receives detailed instructions concerning procedures to be followed for minimal exposure.


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